Exhibit 4.2

ACCESSION AGREEMENT

THIS ACCESSION AGREEMENT (this “Accession Agreement”), is made as of June 30, 2008 by and among GoFish Corporation, a Nevada corporation (the “Company”), and the subscribers identified on the signature page hereto (each a “Second Closing Subscriber” and collectively the “Second Closing Subscribers”).

WHEREAS, the Company and certain subscribers (the “Initial Closing Subscribers”) executed and delivered that certain Subscription Agreement, dated as of April 18, 2008, a copy of which is attached hereto as Exhibit A (the “Subscription Agreement”);

WHEREAS, on April 18, 2008, upon the terms and subject to the conditions contained in the Subscription Agreement, in the Initial Closing, the Company issued and sold to the Initial Closing Subscribers, as provided therein, and the Initial Closing Subscribers, in the aggregate, purchased for $1,500,000: (i) $1,764,705.88 in principal amount of Notes and (ii) Warrants to purchase, in the aggregate, 1,719,309 shares of Common Stock;

WHEREAS, pursuant to the terms of the Subscription Agreement, an additional closing may take place (“Second Closing”), the subscribers in which are subject to the approval of the Lead Investor, except that such approval is not required for (i) subscriptions, in the aggregate, for a Purchase Price of up to $500,000, and (ii) Purchase Price paid by directors, employees and Strategic Investors; and

WHEREAS, the Company and the Second Closing Subscribers desire that, upon substantially the same terms and conditions as set forth in the Subscription Agreement, in a Second Closing, the Company issue and sell to the Second Closing Subscribers, as provided therein, and the Second Closing Subscribers, in the aggregate, shall purchase for up to $2,000,000: (i) up to $2,352,941.18 in principal amount of convertible promissory notes of the Company, in the form annexed as Exhibit A to the Subscription Agreement, which notes are convertible into shares of Common Stock at a fixed per share conversion price of $2.06, subject to adjustment as set forth in this Subscription Agreement and in such note and (ii) share purchase warrants, in the form annexed as Exhibit B to the Subscription Agreement, to purchase, in the aggregate, up to 2,284,409 shares of Common Stock and that the Second Closing Subscribers become “Subscribers” under the terms of the Subscription Agreement, and be bound by the terms and obligations set forth in the Subscription Agreement, and be entitled to the same rights and benefits as the Initial Closing Subscribers under the Subscription Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and other agreements contained in the Subscription Agreement and this Accession Agreement, the Company and the Second Closing Subscribers hereby agree as follows:

1.  Definitions. Any capitalized term used in this Accession Agreement but not otherwise defined shall have the meaning ascribed to such term in the Subscription Agreement.

2.  Closing Date. The closing date for the Second Closing shall be June 30, 2008 (the “Second Closing Date”). On the Second Closing Date, the Second Closing Subscriber’s respective portion of the Purchase Price shall be transmitted by wire transfer or otherwise credited to or for the benefit of the Company. The Maturity Date (as defined in the Note), the Expiration Date (as defined in the Warrant) and all time effective clauses in the Transaction Documents (as defined in Section 5(c) of the Subscription Agreement) in connection with the Second Closing shall be the same as such dates and time periods applicable to the Initial Closing.

3.  Notes. Subject to the satisfaction or waiver of the terms and conditions of the Subscription Agreement and this Accession Agreement, on the Second Closing Date, each Second Closing Subscriber shall purchase and the Company shall sell to each Second Closing Subscriber a Note in the Principal Amount designated on the signature page hereto for such Second Closing Subscriber’s respective portion of the Purchase Price indicated thereon, and a Warrant as described in Section 3 of the Subscription Agreement. Each Second Closing Subscriber’s respective portion of the Purchase Price for such Second Closing Subscriber’s Note and Warrant will be determined by multiplying the Principal Amount of such Second Closing Subscriber’s Note by .85.

4.  Warrants. Subject to the satisfaction or waiver of the terms and conditions of the Subscription Agreement and this Accession Agreement, on the Second Closing Date, the Company will issue and deliver a Warrant to each Second Closing Subscriber. The respective number of Warrant Shares available for purchase under each such Warrant shall equal the quotient of (a) such Second Closing Subscriber’s respective portion of the Purchase Price indicated on the signature page hereto, divided by (b) one-half of the Conversion Price of the Note to be issued to such Second Closing Subscriber under the Subscription Agreement and this Accession Agreement. The number of Warrant Shares eligible for purchase by each Second Closing Subscriber is set forth in the signature page of this Accession Agreement. The exercise price to acquire a Warrant Share upon exercise of a Warrant shall be $1.75 per share. Each Warrant shall, subject to the terms and conditions thereof, be exercisable commencing 181 days after the issue date thereof and until April 18, 2013. Each holder of a Warrant is granted the registration rights for the Warrant Shares underlying such Warrant set forth in Section 11.1 of the Subscription Agreement. The Warrant exercise price and number of Warrant Shares issuable upon exercise of the Warrants shall be equitably adjusted to offset the effect of stock splits, stock dividends, and similar events, and as otherwise described in the Warrant.

5.  Agreement to be Bound by the Subscription Agreement. Each Second Closing Subscriber severally and not jointly shall be deemed to become a “Subscriber” under the Subscription Agreement, and, as such, hereby agrees to be bound by the terms and conditions of, and shall be entitled to the rights and benefits under the Subscription Agreement.

6.  Company Representations and Warranties. The Company represents that each of the representations and warranties contained in Section 5 of the Subscription Agreement are true and correct as of the date hereof, except as described on Schedule I hereto.

7.  Second Closing Subscriber’s Representations and Warranties. As of the date hereof and as of the Second Closing Date, each Second Closing Subscriber severally and not jointly hereby affirms each of the representations, warranties and agreements set forth in Section 4 of the Subscription Agreement only as to such Second Closing Subscriber.

8.  Counterparts/Execution. This Accession Agreement may be executed in any number of counterparts and by the different signatories hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument. This Accession Agreement may be executed by facsimile signature and delivered by facsimile transmission.

9.  Law Governing this Accession Agreement. This Accession Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws principles that would result in the application of the substantive laws of another jurisdiction.

SIGNATURE PAGE TO ACCESSION AGREEMENT

Please acknowledge your acceptance of the foregoing Accession Agreement by signing and returning a copy to the undersigned whereupon it shall become a binding agreement between us.

GOFISH CORPORATION a Nevada corporation

By:	/s/ Tabreez Verjee
Name: Tabreez Verjee
Title: President

Dated: June 30, 2008

SECOND CLOSING SUBSCRIBER	PURCHASE PRICE (CASH)	PRINCIPAL AMOUNT OF NOTE	WARRANTS
[NAME OF SECOND CLOSING SUBSCRIBER] ______________________________________ (Signature) By: